January 3, 1997



Securities and Exchange Commission
Washington DC  20549

Gentlemen:

Pursuant to the requirement of the Securities Exchange Act of 1934 we are transmitting herewith the attached Schedule 13G amendment.

Sincerely,



Calvin S. Koonce
President
Koonce Securities, Inc.
6550 Rock Spring Drive
Suite 600
Bethesda MD  20817


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Schedule 13G

(Amendment No. 9)

HICKOK INCORPORATED  IRS# 34-0288470

CLASS A  $1.00 PAR VALUE

CUSIP  428830103

ITEM #1
	NAME OF REPORTING PERSON
	SS OR IRS  ID #

		Koonce Securities Inc.
		Tax ID 52-1175998


ITEM # 2
	NOT APPLICABLE


ITEM #3
	SEC USE ONLY


ITEM #4
	CITIZENSHIP OR PLACE OR ORGANIZATION

		Maryland


ITEM #5
	SOLE VOTING POWER

		113,179


ITEM #6
	SHARED VOTING POWER

		NONE

ITEM #7
	SOLE DIPOSITIVE POWER

		113,179

ITEM #8
	SHARED DISPOSITIVE POWER

		NONE


ITEM #9
	AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH
	 REPORTING PERSON

		113,179


ITEM #10
	NOT APPLICABLE


ITEM #11
	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

		15.3%

ITEM #12
	TYPE OF REPORTING PERSON

		BD

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After reasonable inquiry and to the best of my knowledge
and belief, I certify the information set forth in this statement is true, complete and correct.





Calvin S. Koonce
President
Koonce Securities, Inc.

January 3, 1997

Conforming filing date
April 14, 1997